UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2019

BOSTON SCIENTIFIC CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-11083	04-2695240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Boston Scientific Way, Marlborough, Massachusetts		01752-1234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 683-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	BSX	New York Stock Exchange
0.625% Senior Notes due 2027	BSX27	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01     Entry into a Material Definitive Agreement

On December 5, 2019, Boston Scientific Corporation (the “Company”) entered into a $700 million credit agreement (the “2019 Credit Agreement”) by and among the Company, as Borrower, the several lenders party thereto, Wells Fargo Bank, National Association, as Syndication Agent, The Bank of Nova Scotia and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, and The Bank of Nova Scotia, as Administrative Agent.

The 2019 Credit Agreement provides for a $700 million 364 Day Term Loan (the “2019 Term Loan”), maturing on December 3, 2020. The principal amount of the 2019 Term Loan will bear interest at an annual rate of LIBOR plus a margin of 0.65%. In addition, the Company will pay customary expenses.

The 2019 Credit Agreement contains covenants which, among other things, require that the Company maintain a maximum leverage ratio of 3.75x; provided that for the two consecutive fiscal quarters ended immediately following the consummation of a “Qualified Acquisition” (the acquisition on August 19, 2019 of BTG plc, a public company organized under the laws of England and Wales and any other transaction for which the consideration exceeds $1,000,000,000 and for which the Company notifies the Administrative Agent that such transaction is a Qualified Acquisition under the 2019 Credit Agreement), the maximum leverage ratio shall be 4.75x, and shall be decreased to 4.50x, 4.25x, 4.00x, for the next three fiscal quarter-ends after such two fiscal quarter-ends, respectively, and then to 3.75x for each fiscal quarter-end thereafter. The ratio is calculated based on earnings before interest, taxes, depreciation and amortization, as adjusted pursuant to the 2019 Credit Agreement. The 2019 Credit Agreement also contains customary events of default, which may result in the acceleration of any outstanding commitments.

The Company has customary corporate and commercial banking relationships with the lenders, the Syndication Agent and the Administrative Agent and their affiliates.

A copy of the 2019 Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the 2019 Credit Agreement is qualified in its entirety by reference to the full text of the 2019 Credit Agreement.

ITEM 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

ITEM 8.01     Other Events

The 2019 Term Loan will be used to repay the remaining amounts outstanding under the two-year tranche (“Tranche 1 Loan”) of the two tranche $2.000 billion Term Loan Credit Agreement entered into on December 19, 2018 (the “2018 Credit Agreement”), among the Company as borrower, the lenders from time to time party thereto and Barclays Bank PLC as administrative agent and to pay transaction costs in relation to such repayment and the 2019 Credit Agreement. The principal amount of the Tranche 1 Loan under the 2018 Credit Agreement bore interest at an annual rate based on LIBOR plus a margin of 1.00% for the duration of the Tranche 1 Loan. For more information regarding the 2018 Credit Agreement, see Items 1.01, 2.03 and 9.01 in the Company’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on December 21, 2018, which includes such agreement as Exhibit 10.3 and Item 2.03 in the Company’s Form 8-K filed with the SEC on August 19, 2019. Such descriptions are incorporated in this Item 8.01 by reference.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement dated as of December 5, 2019, by and among Boston Scientific Corporation, the several lenders parties thereto, Wells Fargo Bank, National Association, as Syndication Agent, and The Bank of Nova Scotia, as Administrative Agent.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

Date: December 5, 2019	By:	/s/ Vance R. Brown
Vance R. Brown Vice President and Chief Corporate Counsel